LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844 9321
http://www.LibertyStarUranium.com/
January 29, 2008	OTCBB: LBSU
NR 63	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

ROBERT B. FIELDS APPOINTED TO LIBERTY STAR URANIUM & METALS BOARD OF DIRECTORS

Tucson, Arizona - January 29, 2008 Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce that Mr. Robert B. Fields, a New York City based financier, has been appointed to its Board of Directors. Mr. Fields is an accomplished member of the international business community with diverse experience including key senior management positions and directorships with major corporations, and independent engagements in the fields of management consulting, investment banking, mergers, asset management and dispositions. He is currently the Chairman of ActForex, Inc., a global management service provider of currency trading software trading billions. Mr. Fields currently serves on several other notable boards including: Reality Gap, Inc. an online game publisher and content aggregator for massively multiplayer online gaming (MMOG), in Seattle, WA, Irvine CA; Dorado Exploration Inc., an oil and gas exploration and production company located in Dallas, Houston, Tyler, TX; Statmon Technologies, Inc. (OTCBB: STCA), a provider of remote control and monitoring software technology located in Bannockburn, IL; and Surge Global Energy, Inc. (OTCBB: SRGG), an oil and gas company in San Diego, CA. He previously served on Genoil Inc. (TSXV:GNO, OTCBB: GNOLF), a technology development company providing solutions to the oil and gas industry from 2005-2006.

Mr. Fields previously was Executive Advisor to Laidlaw Global Corp. (AMEX) from 1999 and Vice Chairman and a director of Laidlaw Ship Funding Ltd. from 1997 to 1999. From 1995 to 1998 he was a director of Hospital Staffing Services, Inc. (NYSE). His career included serving as President and CEO of L’Express Inc., a New Orleans based interstate regional airline, Executive Vice President of American Finance Group in Boston, and Managing Director of Equifund, L.P. (OTCBB). As well, Mr. Fields has held key positions with, and provided asset and management consulting to, major U.S. corporations including Allied Signal/ Henley Group (Honeywell), W.R. Grace & Co., General Electric Credit Corp. and Citibank. He is a member and previous governor of the Friars Club and is currently President of the Friars National Association Foundation, Inc. of New York, a philanthropic organization for the arts. Mr. Fields is also a member of The Down Town Association (NY).

”We are pleased to have such an accomplished and respected member of the international business community on our Board and plan to fully utilize Mr. Fields’ expertise which spans a diverse group of industries over many years,” stated James Briscoe, President and Chairman of Liberty Star. “Robert compliments our board and we, at Liberty Star, look forward to working with him as we move forward with our financing plans and further exploration, discovery, and mining of Uranium and other metals on the Arizona Strip and other venues.”

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

SAFE HARBOR STATEMENT

Statements in this press release that are not historical in nature are forward looking statements and are subject to a number of risks. Forward looking statements in this press release include our plan to fully utilize Mr. Fields’ expertise, and our plans for further exploration, discovery, and mining of Uranium on the Arizona Strip.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. = Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Corp.	AGORACOM.COM The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Tracy Myers 520-731-8786	mailto:lbsu@agoracom.com
mailto:TMyers@LibertyStarUranium.com